Exhibit 99.1

Portola Pharmaceuticals Reports First Quarter 2020 Financial Results and Provides Corporate Update

– Reached Agreement to be Acquired by Alexion; Transaction Expected to Close in Third Quarter –

– Andexxa®/Ondexxya® Global Net Product Revenues of $25.6 Million –

South San Francisco, Calif., (May 11, 2020) – Portola Pharmaceuticals, Inc.® (Nasdaq: PTLA) today reported financial results for the three months ended March 31, 2020, and provided a corporate update, including the Company’s actions to continue to support public health efforts and the health and safety of employees, patients and healthcare providers during the COVID-19 pandemic.

“2020 started strong with January representing our highest month of Andexxa demand in the U.S. since launch, driven in part by a return of growth in our tier one accounts,” said Scott Garland, Portola’s president and chief executive officer. “While encouraging, the emergence of the COVID-19 pandemic impacted our revenue in March and the quarter due to three main factors. First, market research and customer feedback indicate that shelter-in-place restrictions issued by over 40 states have led to fewer patients coming into emergency departments. Second, most healthcare systems shifted their focus to preparing for and addressing COVID-19 patients, which impacted the number of new accounts added in the quarter. Finally, on March 13, we suspended face-to-face field interactions with healthcare providers. Despite these challenges, we continue to execute on our growth drivers and make progress with virtual meetings and education programs to highlight the value proposition of Andexxa, including recently presented clinical data.”

As previously announced on May 5, 2020, Portola entered into a definitive merger agreement to be acquired by Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN). Under the terms of the merger agreement, a subsidiary of Alexion will commence a tender offer to acquire all of the outstanding shares of Portola common stock at a price of $18 per share in cash. The tender offer is subject to customary conditions, including the tender of a majority of the outstanding shares of Portola common stock, the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and receipt of certain other regulatory approvals. Following successful completion of the tender offer, Alexion will acquire all remaining shares not tendered in the offer at the same price of $18 per share in cash through a merger. The transaction is expected to close in the third quarter of 2020.

Quarter Ending March 31, 2020, and Related Financial Results

•	Total global revenues for the first quarter of 2020 were $26.4 million compared with $22.2 million for the same period in 2019. This includes $25.6 million in net product revenues from sales of Andexxa/Ondexxya [coagulation factor Xa (recombinant), inactivated-zhzo], and $0.8 million in collaboration and license revenues.

•	Net loss attributable to Portola for the first quarter of 2020 was $68.8 million, or $0.88 net loss per share, compared with $78.2 million, or $1.17 net loss per share, for the same period in 2019.

•	Total operating expenses for the first quarter of 2020 were $84.8 million, including $9.5 million in stock-based compensation, compared with $95.8 million for the same period in 2019. Included in total operating expenses was a stock-based compensation expense of $9.5 million for the first quarter of 2020, compared with $17.9 million, including one-time equity valuation for a manufacturer of $5.8 million, for the same period in 2019.

•	Research and development (R&D) expenses for the first quarter of 2020 were $26.1 million compared with $35.6 million for the same period in 2019. Included in R&D expenses was a stock-based compensation expense of $2.6 million for the first quarter of 2020, compared with $10.1 million, including one-time equity valuation for a manufacturer of $5.8 million, for the same period in 2019.

•	Selling, general and administrative (SG&A) expenses for the first quarter of 2020 were $54.4 million compared with $53.0 million for the same period in 2019. Included in SG&A expenses was a stock-based compensation expense of $6.9 million for the first quarter of 2020, compared with $7.8 million for the same period in 2019.

•	Cost of sales (COS) for the first quarter of 2020 was $4.3 million compared with $7.2 million for the same period in 2019.

Cash, Cash Equivalents and Investments

Cash, cash equivalents and investments at March 31, 2020, totaled $394.1 million compared with $466.2 million as of December 31, 2019.

Updated 2020 Annual Financial Guidance

Portola is reducing its 2020 operating expenses by approximately $50 million. For the fiscal year 2020, Portola is updating its guidance for R&D and SG&A expenses. Portola now expects GAAP R&D expenses to be between $90 million and $105 million, including stock-based compensation expenses of approximately $15 million, a decrease of $15 million from the prior guidance range of $105 million and $120 million. Portola now expects GAAP SG&A expenses to be between $200 million and $215 million, including stock-based compensation expenses of approximately $38 million, a decrease of $35 million from the prior guidance range of $235 million and $250 million. This updated guidance reflects near-term cost containment measures to extend the cash runway as Portola navigates the COVID-19 pandemic.

With the uncertainty around the duration of COVID-19 impacts, Portola is suspending prior guidance provided during its fourth quarter 2019 call for approximately 350 new hospital adds in 2020.

COVID-19 Response

As the global pandemic continues to evolve rapidly, Portola’s first priority is the health and safety of employees, patients and healthcare providers. Effective March 13, 2020, the Company suspended face-to-face field activity and instituted a mandatory work-from-home policy for all employees, including those in the Company’s South San Francisco and European headquarters. The Company shifted to a virtual field force to continue engaging customers with digital tools and remote meetings where possible. Portola’s plan to present and publish data throughout the year remains intact.

At this time, the global Andexxa supply chain and distribution structure is intact for customers to continue to use and re-order Andexxa. Portola has adequate supply of this important medicine on hand for the next couple of years in the United States and Europe.

Recent Achievements and Events

•	Added 68 new accounts in the first quarter of 2020. Andexxa is now stocked in over 700 U.S. hospitals.

•	Establishment of a permanent J-code for Andexxa by the Centers for Medicare & Medicaid Services, effective July 1, 2020, ensuring greater patient access by providing hospitals with a clearer reimbursement pathway when administering Andexxa in the outpatient hospital setting.

•	Presented the budget impact model demonstrating that using Andexxa may provide a net cost reduction for the treatment of intracranial hemorrhage (ICH) associated with oral Factor Xa inhibitors. The analysis, presented at the Emergencies on Medicine conference, projects that hospital use of Andexxa with NTAP reimbursement can reduce cost per hospitalization by up to $5,400 compared to 4F-PCC’s.

•	Presented new data at ACC demonstrating that Andexxa was associated with a lower rate of in-hospital and 30-day mortality in patients with multiple types of life-threatening Factor Xa inhibitor-related bleeds compared with other treatment options. Propensity matched data from the ANNEXA-4 and ORANGE studies showed 30-day mortality was 15% with Andexxa versus 34% with 4F-PCC across all bleed types. Additionally, in a real-world database analysis, in-hospital mortality was 4% with Andexxa and 10% with 4F-PCC across all bleed types.

•	Agreed to terminate the collaboration and license agreement with Bristol-Myers Squibb Company and Pfizer, Inc. regarding the development and commercialization of andexanet alfa in Japan. Portola will regain full Japanese rights for andexanet alfa. Japan represents the third largest market for Factor Xa inhibitors after the United States and the EU 5 countries. Portola will have exclusive rights to develop and commercialize andexanet alfa in the United States, Europe, Japan and rest of the world markets.

Planned Upcoming Milestones

•	Present and publish comparative clinical, mechanistic and economic data supporting the adoption of Andexxa at medical meetings and in peer-reviewed journals throughout the year including:

o	The ANNEXA-4 study ICH subgroup

o	Retrospective comparisons of Andexxa vs. 4F-PCC’s on clinical outcomes using data from the ANNEXA-4, ORANGE and RETRACE studies

•	Advance reimbursement discussions in the United Kingdom (2H 2020), Germany (2H 2020) and other Wave 1 European countries.

•	Submit a supplemental Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) by year end for inclusion of the additional Factor Xa inhibitors edoxaban and enoxaparin in the Andexxa label.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Product revenue, net	$25,637	$20,362
Collaboration and license revenue	752	1,807
Total revenues	26,389	22,169
Operating expenses:
Cost of sales	4,320	7,150
Research and development	26,089	35,584
Selling, general and administrative	54,418	53,034
Total operating expenses	84,827	95,768
Loss from operations	(58,438)	(73,599)
Interest and other expense, net	(2,186)	1,984
Interest expense	(8,147)	(6,481)
Net loss	(68,771)	(78,096)
Net income attributable to noncontrolling interest	—	(60)
Net loss attributable to Portola	$(68,771)	$(78,156)
Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(0.88)	$(1.17)
Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	78,171,313	67,070,168

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$394,060	$466,244
Trade and other receivables, net	7,410	13,547
Unbilled - collaboration and license revenue	3,408	3,783
Inventories	3,576	4,101
Property and equipment, net	4,872	4,264
Other assets	99,980	86,544
Total assets	513,306	578,483
Total current liabilities	80,499	102,418
Long-term liabilities	360,774	346,240
Total stockholders’ equity	72,033	129,825
Total liabilities and stockholders’ equity	513,306	578,483

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a global, commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics that could significantly advance the fields of thrombosis and other hematologic conditions. The Company's first two commercialized products are Andexxa [coagulation factor Xa (recombinant), inactivated-zhzo], marketed in Europe as Ondexxya (andexanet alfa), and Bevyxxa (betrixaban). The company also is advancing cerdulatinib, a SYK/JAK inhibitor being developed for the treatment of hematologic cancers. Founded in 2003 in South San Francisco, California, Portola has operations in the United States and Europe.

Cautionary Note Regarding Forward-Looking Statements

To the extent that statements contained in this communication are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Portola by Alexion may not be completed; the possibility that competing offers or acquisition proposals for Portola will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Portola common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Alexion’s or Portola’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of Portola’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the anticipated benefits of Portola’s therapy (Andexxa) not being realized (including expansion of the number of patients using the therapy); the phase 4 study regarding Andexxa does not meet its designated endpoints and/or is not deemed safe and effective by the FDA or other regulatory agencies (and commercial sales are prohibited or limited); future clinical trials of Portola products not proving that the therapies are safe and effective to the level required by regulators; anticipated Andexxa sales targets are not satisfied; Andexxa does not gain acceptance among physicians, payers and patients; potential future competition by other Factor Xa inhibitor reversal agents; decisions of regulatory authorities regarding the adequacy of the research and clinical tests, marketing approval or material limitations on the marketing of Portola products; delays or failure of product candidates or label extension of existing products to obtain regulatory approval; delays or the inability to launch product candidates (including products with label extensions) due to regulatory restrictions; failure to satisfactorily address matters raised by the FDA and other regulatory agencies; the possibility that results of clinical trials are not predictive of safety and efficacy results of products in broader patient populations; the possibility that clinical trials of product candidates could be delayed or terminated prior to completion for a number of reasons; the adequacy of pharmacovigilance and drug safety reporting processes; and a variety of other risks set forth from time to time in Alexion's or Portola’s filings with the SEC, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC and the risks discussed in Portola’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Portola’s and Alexion’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Alexion and Portola disclaim any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

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Investor Contact:	Media Contact:
Jennifer Zibuda	Emily Faucette
Portola Pharmaceuticals	Portola Pharmaceuticals
IR@portola.com	Media@portola.com